Exhibit 99.2

Singular Bio, Inc.
Interim Condensed Financial Statements (unaudited)
As of March 31, 2019 and for the three months ended March 31, 2019 and 2018 and notes related thereto

Singular Bio, Inc.
Index

Singular Bio, Inc.
Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)
Current assets
Cash and cash equivalents	$5,716,163	$160,702
Prepaid expenses and other current assets	6,600	191,631
Total current assets	5,722,763	352,333
Property and equipment, net	302,760	299,221
Total assets	$6,025,523	$651,554

Current liabilities
Current portion of capitalized lease obligations	$47,158	$46,300
Accounts payable	172,976	370,853
Accrued expenses	56,257	188,853
Total current liabilities	276,391	606,006
Convertible promissory notes and accrued interest, net of debt discounts	—	750,747
Derivative liability	—	1,408,916
Capitalized lease obligations, less current portion	45,886	58,003
Total liabilities	322,277	2,823,672

Commitments and Contingencies (Note 9)

Convertible preferred stock
Series A and A-1 convertible preferred stock	11,173,041	11,173,041
Series B convertible preferred stock	6,054,499	—

Stockholders’ deficit
Series A convertible preferred stock	—	—
Series B convertible preferred stock	—	—
Common stock	741	606
Additional paid-in capital	1,829,642	471,119
Accumulated deficit	(13,354,677)	(13,816,884)
Stockholders’ deficit	(11,524,294)	(13,345,159)
Total liabilities, convertible preferred stock and stockholders' deficit	$6,025,523	$651,554

The accompanying notes are an integral part of these financial statements.

Singular Bio, Inc.
Statement of Operations

	Three Months Ended
	March 31, 2019	March 31, 2018

	(unaudited)
Operating expenses:
Research and development	$476,494	$399,488
General and administrative	324,882	155,437
Total operating expenses	801,376	554,925
Loss from operations	(801,376)	(554,925)
Interest and other income, net	2,037,433	978
Interest and derivative revaluation expense	773,850	82,196
Net loss	$462,207	$(636,143)

The accompanying notes are an integral part of these financial statements.

Singular Bio, Inc.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(Unaudited)

	Convertible preferred stock A		Convertible preferred stock A-1		Convertible preferred stock B		Convertible preferred stock B		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	2,531,319	$3,984,160	4,537,636	$7,188,881	—	$—	—	$—	6,050,769	$605	$455,009	$(12,038,415)	$(11,582,801)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	3,161	—	3,161
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance at March 31, 2018	2,531,319	$3,984,160	4,537,636	$7,188,881	—	—	—	$—	6,050,769	$605	$458,170	$(12,038,415)	$(11,579,640)

Balance at December 31, 2018	2,531,319	$3,984,160	4,537,636	$7,188,881	—	$—	—	$—	6,061,602	$606	$471,119	$(13,816,884)	$(13,345,159)
Conversion of June 2016 convertible Notes into Series B convertible preferred stock at $1.20 per share in January 2019	—	—	—	—	—	—	147,147	235,434	—	—	—	—	235,434
Conversion of October 2017 convertible Notes into Series B convertible preferred stock at $0.80 per share in January 2019	—	—	—	—	—	—	1,686,299	1,349,041	1,349,039	—	1,349,037	—	2,698,078
Issuance of Series B convertible preferred stock in January 2019 at $1.60 per share	—	—	—	—	—	—	3,156,111	4,470,024	—	—	—	—	4,470,024
Reclassification of Series B convertible preferred stock to mezzanine upon obtaining control	—	—	—	—	4,989,557	6,054,499	(4,989,557)	(6,054,499)	—	—	—	—	(6,054,499)
Exercise of common stock options	—	—	—	—	—	—	—	—	3,125	135	868	—	1,003
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	8,618	—	8,618
Net income	—	—	—	—	—	—	—	—	—	—	—	462,207	462,207
Balance at March 31, 2019	2,531,319	$3,984,160	4,537,636	$7,188,881	4,989,557	$6,054,499	—	$—	7,413,766	$741	$1,829,642	$(13,354,677)	$(11,524,294)

The accompanying notes are an integral part of these financial statements.

Singular Bio, Inc.
Statements of Cash Flows

	Three Months Ended
	March 31, 2019	March 31, 2018

	(unaudited)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$557,444	$(536,838)
Cash flows from investing activities:
Purchase of property and equipment	(40,642)	88
Net cash used in investing activities	(40,642)	88
Cash flows from financing activities:
Issuance of convertible preferred stock, net of issuance costs	5,049,778	—
Other	(11,119)	(2,744)
Net cash provided by (used in) by financing activities	5,038,659	(2,744)
Net decrease in cash and cash equivalents	5,555,461	(539,494)
Cash and cash equivalents at beginning of year	160,702	1,140,362
Cash and cash equivalents at end of year	$5,716,163	$600,868

The accompanying notes are an integral part of these financial statements

Singular Bio, Inc.
Notes to Interim Condensed Financial Statements (Unaudited)

1.	The Company
Business and Organization
Singular Bio, Inc. (“the Company”) is an early-stage molecular diagnostics company, based in San Francisco, California, USA. The Company was incorporated in the state of Delaware on June 6, 2012. The Company is developing novel technologies for single molecule detection, which could be used to detect various genetic conditions of clinical importance. The Company devotes substantially all of its time and efforts to performing research and development, raising capital and recruiting personnel, and has not yet begun commercial sales of its technology.
Significant Risks and Uncertainties
The Company is subject to the risks associated with early stage enterprises, including the need to develop and refine its products and services, develop and execute its sales and marketing plans and obtain adequate financing to fulfill its development activities. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations, are dependent on future events, including, among other things, its ability to access potential markets; secure financing; develop a sufficient customer base; attract, retain and motivate qualified personnel; develop strategic alliances and develop the intellectual property, which underlie its proprietary technology. Although management believes that the Company will be able to successfully mitigate these risks, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.
Basis of Presentation
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred cumulative net losses of $13.4 million since inception and negative cash flow from operations since inception. During the periods ended March 31, 2018 and March 31, 2019, the Company has incurred a loss from operating expenses of $0.6 million and a gain of $0.5 million, respectively. Management plans include plans to raise additional debt or equity financing. The Company’s focus is on research and development while raising additional rounds of financing. However, there can be no assurance that the Company will be successful in obtaining sufficient debt or equity financing on acceptable terms, if at all. Failure to control operating costs or raise sufficient additional financing may require the Company to modify, delay or abandon some of its planned future product development, which could have a material adverse effect on the Company’s business, operating results, financial condition and ability to achieve its intended business objectives.

2.	Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements and the expenses during the reporting period, including the valuation of derivative instruments, deferred tax assets, useful lives of property and equipment and stock-based compensation. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s financial statements will be affected.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The risk of concentration with respect to cash and cash equivalents is mitigated by banking with creditworthy financial institutions. All of the Company’s cash and cash equivalents are held at one U.S. financial institution. Such deposits may, at times, exceed federally insured limits.
Cash and Cash Equivalents
The Company considers all highly liquid investments with stated maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include money market funds.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, consisting of cash and cash equivalents, accounts payable and accrued liabilities and other current liabilities, approximate fair value due to their relatively short maturities. Derivative instruments are carried at fair value based on unobservable market inputs.

Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization.
Depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of five years. Costs of maintenance and repairs that do not improve or extend the useful lives of assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheets and the resulting gain or loss is reflected in the statements of operations.
Derivative Instruments
The Company analyzes embedded features in its convertible promissory notes and bifurcates and separately values as a derivative liability those provisions that require separate recognition. The derivative instruments are recorded at fair value at inception and are subject to remeasurement to fair value at each balance sheet date, with any changes to the fair value recognized in the statement of operations (Note 3).

Research and Development
Research and development expenses primarily consisting of personnel costs, laboratory supplies costs, capital expenses that have no alternative future use and other materials costs are charged to operations as incurred.
Stock-Based Compensation
The Company records compensation expense in connection with options granted to employees in accordance with Accounting Standards Codification (“ASC”) 718, Stock Compensation. This guidance requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. Calculating the fair value of stock options using the Black-Scholes model requires certain highly subjective inputs and assumptions. The Company estimates the expected term of options granted based on the simplified method under the guidance of Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) Topic 14 as codified into a new Accounting Standards Update (“ASU”). The Company estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable, publicly-traded companies in its industry group.
The Company has adopted ASC 2016-09 and no longer records forfeitures on share-based awards and instead, has elected to record forfeitures as they occur.

The absence of an active market for the Company’s stock also requires the Company’s Board of Directors, which includes members who possess extensive business, finance and venture capital experience, to determine the fair value of its common stock for purposes of granting options. The Company obtains contemporaneous third-party valuations to assist the board of directors in determining the fair value of the Company’s common stock. All options granted are exercisable at a price per share not less than fair value of the shares of the Company’s common stock underlying those options on their respective dates of grant. The Company records stock-based compensation expense for its stock options on a straight-line basis over the requisite service period, which is generally four years.

Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) under its ASC or other standard setting bodies and adopted by the Company as of the specified effective date, unless otherwise discussed below.

Recently Adopted Accounting Pronouncements

In May 2017, FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718), Scope of Modification Accounting. ASU 2017-09 provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments in this update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Company adopted this new guidance beginning January 1, 2018, on prospective basis, which did not result in a material impact on its financial statements and related disclosures.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which requires changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this update are effective for interim and annual periods beginning after December 15, 2017. The Company adopted this new guidance beginning January 1, 2018, on a retrospective basis, which did not result in a material impact on its financial statements and related disclosures.

In March 2016, FASB issued ASU 2016-09, Stock Compensation—Improvements to Employee Share-Based Payment Accounting. On January 1, 2017, the Company adopted the amendments to ASC 718, which simplify accounting for share-based payment transactions. Prior to this amendment, excess tax benefits resulting from the difference between the deduction for tax purposes and the compensation costs recognized for financial reporting were not recognized until the deduction reduced taxes payable. Under the new method, the Company recognizes excess tax benefits in the current accounting period. In addition, the Company has stopped estimating forfeitures and elected to recognize the actual forfeitures by reducing the employee share-based compensation expense in the same period as the forfeitures occur. The Company has adopted these changes in accounting method using the modified retrospective method under which the Company should recognize the cumulative effect adjustment to the opening accumulated deficit as of January 1, 2017. The cumulative effect of the changes as of January 1, 2017 for the adoption of ASU 2016-09 was immaterial. Hence, the Company did not recognize the cumulative effect adjustment in its financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The updated guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The amendment to the standard is effective for financial statements issued for interim and annual periods beginning after December 15, 2017. The Company adopted this new guidance beginning January 1, 2018, on a retrospective basis, which did not result in a material impact on its financial statements and related disclosures.

In July 2017, FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815) (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This update simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. Down round features are common in warrants, preferred shares and convertible debt instruments issued by private companies and early-stage public companies. This update requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The provisions of this update related to down rounds are effective for public entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The amendments in Part I should be applied (1) retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim periods; (2) retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. The Company early adopted this new guidance beginning January 1, 2017, on a retrospective basis, which did not result in a material impact on its financial statements and related disclosures.
New Accounting Pronouncements Not Yet Adopted
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which the grantor acquires goods and services to be used or consumed in its own operations by issuing share-based payment awards. ASU 2018-07 also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. The transition method provided by ASU 2018-07 is a modified retrospective basis which recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments in ASU 2018-07 are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company is currently evaluating the impact of adopting this guidance on its financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASC 842”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASC 842 supersedes the previous leases standard, ASC 840 Leases. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, an update which provides another transition method in addition to the existing modified retrospective transition method by allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for interim and annual periods beginning after December 15, 2018 and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-02 on its financial statements and related disclosures.

With the exception of the updated standards discussed above, there have been no new accounting pronouncements that have significance, or potential significance, to the Company’s financial statements.

3.	Fair Value Measurements
Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, which are directly related to the amount of subjectivity, associated with the inputs to the valuation of these assets or liabilities are as follows:
Level 1 - Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 - Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
The financial liabilities measured at fair value on a recurring basis were the embedded derivative liability associated with the convertible notes, which were classified as Level 3 because they were based on unobservable inputs.
The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements at December 31, 2018
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$89,669	$—	$—	$89,669
Total	$89,669	$—	$—	$89,669
Liabilities:
2016 embedded derivative liability	$—	$—	$59,879	$59,879
2017 embedded derivative liability	—	—	1,349,037	1,349,037
Total	$—	$—	$1,408,916	$1,408,916

	Fair Value Measurements at March 31, 2019
	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$5,591,488	$—	$—	$5,591,488
Total	$5,591,488	$—	$—	$5,591,488

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	2016 Embedded Derivative Liability	2017 Embedded Derivative Liability
Fair value as of December 31, 2018	$59	$1,349
Derecognition of financial instruments in connection with equity restructuring	(59)	(1,349)
Fair value as of March 31, 2019	$—	$—
The Company used a hybrid method between the probability-weighted expected return method (“PWERM”) and the Black-Scholes option pricing model to estimate the fair value of the 2016 and 2017 embedded derivative liabilities. The PWERM is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the economic and control rights of each share class. The Company estimated the probability-weighted value across multiple scenarios, and using the Black Scholes option pricing model to determine the fair value of each scenario, in order to estimate the aggregate fair value of the embedded derivative liabilities present in each convertible note. In this valuation, the Company considered possible outcomes under PWERM including: (1) a qualified financing, (2) a change in control, (3) an IPO, (4) a voluntary conversion by the noteholders, (5) a litigation settlement against a third-party, (6) a repayment under an event of default or (7) a repayment at maturity. Estimates of fair value using the Black Scholes option pricing model are affected by assumptions regarding a number of complex variables, including expected term, expected volatility, expected dividend and risk-free interest rate. Specifically, at December 31, 2016, the fair values recognized for the 2016 embedded derivative liability assumed volatilities of 38-43%, risk-free rates of 0.74-1.56%, no dividends expected to be paid and an expected term based on the timing for each scenario ranging from 0.8 to 3.5 years. At December 31, 2017, the fair values recognized for the 2016 and 2017 embedded derivative liabilities assumed volatilities of 33-45%, risk-free rates of 1.35-2.10%, no dividends expected to be paid and an expected term based on the timing for each scenario ranging from 1.0 to 4.0 years. In January 2019, the Company closed its Series B financing and at the time of the redemption of the convertible notes at the close of the qualified financing, the fair value of the 2016 and 2017 embedded derivative liabilities were determined to be $59,000 and $1.35 million, respectively. See more details regarding the Series B financing in Note 7 below.

4.	Property and Equipment
Property and equipment consisted of the following:

	March 31, 2019	December 31, 2018
Computer and Office Equipment	$50,337	$50,337
Laboratory Equipment	849,440	808,798
Total Property and Equipment	899,777	859,135
Less: Accumulated Depreciation	(597,017)	(559,914)
Net Property and Equipment	$302,760	$299,221
The gross carrying amounts of capital leases included property and equipment were $140,630 and $140,630 with associated accumulated depreciation of $19,959 and $26,190 for the three months ending December 31, 2018 and March 31, 2019, respectively. Depreciation expense for the three months ending March 31, 2018 and March 31, 2019 was $38,280 and $37,104, respectively.

5.	Convertible Notes
2016 Convertible Note
On June 21, 2016, the Company received $3.0 million in gross proceeds from the issuance of the 2016 Convertible Notes (the “2016 Convertible Notes”) from related parties. Interest on the unpaid principal balance of the 2016 Convertible Notes accrues at an annualized rate of 6.0% and is payable at maturity. Unless converted or redeemed upon occurrence of certain events, the 2016 Convertible Notes mature on June 21, 2021. Under the 2016 Convertible Notes, the principal and interest become due at the earlier of (i) the maturity date or (ii) an event of default.
The 2016 Convertible Notes include embedded derivatives that are required to be bifurcated and accounted for separately as a single, compound derivative instrument. If the note had not been prepaid or converted prior to the maturity date, the principal and accrued interest of the Notes would automatically convert into equity at the initial closing of the next qualified financing round that raised an aggregate of at least $7.5 million. The 2016 Convertible Notes would convert at a rate of 75% of the price paid by the equity investors. If the 2016 Convertible Notes had not been prepaid or converted prior to maturity, and the Company completes a qualified financing or an Initial Public Offering or IPO, then the 2016 Convertible Notes will convert at the greater of the Base Conversion Price or 75% of the price per share paid by other investors in the financing. If the 2016 Convertible Notes had not been prepaid or converted prior to maturity, and the Company completes a change of control merger, then the investor could either get repaid the principal and accrued interest, or if the 2016 Convertible Notes convert into shares, they would convert into the Series A preferred shares at the Base Conversion Price. The choice of being paid in cash or converting into equity is up to the noteholder. The conversion to Series A in this scenario requires the election of the majority of stockholders. If there is a default under the 2016 Convertible Notes prior to the Maturity date, the entire principal and accrued interest will become payable in cash at par. The Company determined that the share settled redemption in the case of a qualified financing or an IPO represents an embedded derivative that is not clearly and closely related to the debt host and is accounting for these two settlement alternatives as separate embedded derivative liabilities.
The Company determined the fair value of the embedded derivatives liabilities on the 2016 Convertible Notes to be approximately $316,000 on the issuance date, which was recorded as a debt discount. The debt discount is being amortized over the five-year period through the maturity date using a straight-line method, which approximates the interest method. The Company used a combination of the PWERM and the Black Scholes option pricing model to determine the fair value (Note 3).
In October 2017, in connection with the Equity Recapitalization, a total of $3,060,000 in aggregate principal and accrued interest from 2016 Convertible Notes converted into a total of 1,912,704 shares of Series A preferred stock at $1.60 per share (see Note 7 below). At the time of the conversion, the associated embedded derivative liability of $321,000 was reclassified to equity.
2017 Convertible Note
On October 6, 2017, the Company received $1.25 million in gross proceeds from the issuance of the 2017 convertible notes (the “2017 Convertible Notes”) from related and unrelated parties under a Unit Purchase Agreement. Interest on the unpaid principal balance of the 2017 Convertible Notes accrues at an annualized rate of 6.0% and is payable at maturity. Unless converted or redeemed upon occurrence of certain events, the 2017 Convertible Notes mature on October 6, 2022. Under the 2017 Convertible Notes, the principal and interest become due at the earlier of (i) the maturity date, (ii) an event of default or (iii) a financing or a merger.
The 2017 Convertible Notes include embedded derivatives that are required to be bifurcated and accounted for separately as a single, compound derivative instrument. If the 2017 Convertible Notes have not been converted or prepaid prior to the maturity date, the principal and accrued interest of the 2017 Convertible Notes automatically convert into equity at the initial closing of the next financing round that raised an aggregate of at least $10.0 million or an amount agreed upon by the noteholders. The 2017 Convertible Notes would convert at a rate of 50% of the price paid by the equity investors. If the 2017 Convertible Notes had not been converted or prepaid prior to maturity, and the Company completes an IPO, then the 2017 Convertible Notes will convert at 50% of the price per share paid by other investors in the IPO.
If the 2017 Convertible Notes had not been converted or prepaid prior to maturity, and the Company completes a change of control merger, then the investor could either get repaid at 200% of the principal, or if the 2017 Convertible Notes convert into shares, they would convert at 50% of the Series A preferred stock issuance price. The choice of being paid in cash or converting into equity is up to the noteholder. The note holder may also voluntarily convert their note at any time prior to the maturity date into Series A preferred stock at 50% of the original issuance price or if a non-qualified financing has taken place, at 50% of the price paid by investors in that financing.
If there is a default under the 2017 Convertible Notes prior to the maturity date, the entire principal and accrued interest will become payable in cash at par. The Company determined that the share settled redemption in the case of a qualified financing, a change in control, an IPO or upon the voluntary conversion by the Noteholder, as well as the accelerated cash repayment in the case of change in control and a litigation settlement represents an embedded derivative that is not clearly and closely related to the debt host, and is accounting for these multiple settlement alternatives as embedded derivative liabilities.
The Company determined the fair value of the embedded derivative liabilities on the 2017 Convertible Notes to be approximately $1.0 million on the issuance date, which was recorded as a debt discount. The debt discount is being amortized over the five-year period through the maturity date using a straight-line method, which approximates the interest method. The Company used a combination of the PWERM and the Black Scholes option pricing model to determine the fair value (Note 3). At the end of each reporting period on December 31, the Company remeasured the fair value of the embedded derivative, and any change in fair value is recognized in the statement of operations.
In conjunction with the 2017 Convertible Note issuance, the Company reclassified preferred stock into mezzanine capital.

6.	Accrued Liabilities
Accrued liabilities consisted of the following:

	March 31, 2019	December 31, 2018
Accrued Liabilities
Accrued Payroll Expenses	$44,633	$144,686
Accrued Interest	—	355
Accrued Taxes	—	1,650
Accrued Deferred Income	—	25000
Accrued Other Expenses	11,624	17,162
Total	$56,257	$188,853

7.	Stockholders' Equity
Preferred Stock
As of December 31, 2018 and March 31, 2019 the Company had outstanding Series A, A-1 and B preferred stock, par value of $0.0001 (individually referred to as “Series A or A-1 or B”, or collectively “Preferred Stock”) as follows (in thousands, except share data):

December 31, 2018	Preferred Stock		Liquidation Value	Carrying Value
	Authorized	Outstanding
Series A preferred stock	8,000,000	2,531,319	$4,050	$4,050
Series A-1 preferred stock	5,000,000	4,537,636	7,260	7,260
Total	13,000,000	7,068,955	$11,310	$11,310

March 31, 2019	Preferred Stock		Liquidation Value	Carrying Value
	Authorized	Outstanding
Series A preferred stock	8,000,000	2,531,319	$4,050	$4,050
Series A-1 preferred stock	5,000,000	4,537,636	7,260	7,260
Series B preferred stock	4,989,557	4,989,557	7,983	$7,983
Total	17,989,557	12,058,512	$19,293	$19,293
Significant terms of the Preferred Stock are as follows:
Voting Rights
Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Charter, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. The holders of a majority of the Series A preferred shares are entitled to elect two members of the Board of Directors, and the holders of the majority of the common stock are entitled to elect two members of the Board of Directors, and one independent director is appointed to the Board of Directors.
Dividends
The holders of shares of the Company’s preferred stock are entitled to receive dividends at the rate of 6% per year of the original issuance price, compounding quarterly on each outstanding share of preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends are cumulative, meaning they accrue, until paid, from the date of issuance of each round of shares, whether or not declared.
No dividends had been declared or paid by the Company as of December 31, 2018. The Company had unrecorded cumulative dividends of $977,412 as of December 31, 2018. All unrecorded dividends were cancelled in conjunction with the Series B financing event on January 31, 2019.
Liquidation
In the event of any liquidation event, the holders of the preferred stock are entitled to receive in any distribution of any of the assets of the Company in preference to the holders of the common stock, an amount equal to the greater of (a) the original issue price, adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar transactions (“anti-dilution adjustments”), plus all accruing but unpaid dividends, whether or not declared on such shares, or (b) such amount per share as would have been payable had all shares of preferred stock been converted into common stock immediately before such liquidation. After the payment of the liquidation preference to the preferred holders, all remaining assets available for distribution will be distributed ratably among the holders of the common stock. If available assets are insufficient to pay the full liquidation preference of a given series of preferred stock, the assets available for distribution to holders of such preferred stock will be distributed among such holders on a pro rata basis.

Conversion
Shares of any series of preferred stock can be converted, at the option of the stockholder, into such number of fully paid and non-assessable shares of common stock. The conversion price is determined by dividing the original issuance price applicable to each series of preferred stock, adjusted for any anti-dilution adjustments, by the applicable conversion price for such series. The Company’s preferred stock is convertible into the Company’s shares of common stock on a one-for-one basis.
Shares of preferred stock shall automatically be converted into shares of common stock at the then effective conversion rate for such share, upon earlier to occur of: (1) the date, or the occurrence of event, specified by the vote of or written consent of the holders of at least a majority of the preferred stock voting together as a single class on an as-converted basis; and (2) immediately prior to the consummation of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Company’s common stock, provided that the per share price is at least three times the original issuance price and gross proceeds to the Company are equal to or greater than $50.0 million.
Redemption
The Series A, A-1 and B preferred stock are not redeemable.
Common Stock

As of December 31, 2018 and March 31, 2019, the Company’s certificate of incorporation authorized the Company to issue 20,000,000 and 26,000,000, respectively, shares of common stock at the par value of $0.0001 per share. The holder of each share of common stock is entitled to one vote per share. As of December 31, 2018 and March 31, 2019 the Company had shares of common stock reserved for future issuance as follows:

	December 31, 2018	March 31, 2019
Conversion of Series A preferred stock	2,531,319	2,531,319
Conversion of Series A-1 preferred stock	4,537,636	4,537,636
Conversion of Series B preferred stock	—	4,989,557
Exercise of common stock warrants	2,268,818	2,268,818
Exercise of outstanding options under the Plan	404,238	404,238
Issuance of common stock under the Plan	297,210	140,775
Total	10,039,221	14,872,343

Series B Financing
On January 31, 2019, Singular Bio closed its Series B financing which resulted in preferred stock issued of $6,054,499, net of issuance costs. The completion of this financing resulted in the conversion of the remaining 2016 Convertible Notes and the 2017 Convertible Note into Series B equity. The convertible promissory notes and accrued interest, net of debt discount of $750,747 and derivative liability of $1,408,916, were settled and all liens against non-core Intellectual Property owned by Singular Bio were discharged.

8.	Stock-Based Compensation
Stock Option Plan
Under the Company’s 2014 stock option plan (the “Plan”), the Company may grant options to purchase, or directly issue in the form of stock awards, 786,800 shares of common stock at prices equal to the fair market value at the date of grant or issue. The options generally expire ten years from the date of grant and generally vest over four years. Options can be exercised prior to vesting and the Company has the right to repurchase any unvested shares at the original exercise price. The right of repurchase expires over the vesting period of the initial option award. As of December 31, 2018 and March 31, 2019, no common stock options have been early exercised and subject to repurchase.
Total stock-based compensation expense was $3,161 and $8,618 for the three months ending March 31, 2018 and March 31, 2019, respectively.

9.	Commitments and Contingencies
Commitments
The Company s commitments consist of capital leases for laboratory equipment. The Company's contractual obligations at March 31, 2019 were as follows:

Capital Lease Obligations
2019	$39,289
2020	52,386
2021	8,265
Total	$99,940

Capital Leases
Singular Bio maintains capital leases on two pieces of laboratory equipment. The lease liability reported on the balance sheets in long-term and short-term portions. The fair value of the assets is $138,407, and the value and associated depreciation are included in the Property and Equipment section above.
Contingencies
From time to time, the Company may become involved in litigation. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

10.	Co-Development Agreement
In September 2018, the Company entered into a co-development agreement, which provides the Company fees of $3,000,000. The duration of the agreement is twelve months and requires the Company’s performance under the agreement to be entitled to the $3,000,000. The Company received $1,000,000 in fees in the year ending December 31, 2018 and the remaining $2,000,000 fees in January 2019 and recognized the fees income in “Interest and Income, net”.

11.	Subsequent Events
In June 2019, 100% of the Company’s fully diluted equity was acquired by Invitae Corporation for approximately $57.3 million, comprised of $53.9 million in the form of 2.5 million shares of Invitae’s common stock and the remainder in cash.